Daniel Levangie Appointed to Insulet’s Board of Directors
Healthcare Industry Expert to Bring Sales and Marketing Experience to Insulet Board
BEDFORD, Mass. — (October 25, 2011) — Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced the appointment of Daniel J. Levangie to its board of directors.
A healthcare industry expert, Mr. Levangie brings over three decades of industry experience to Insulet’s board of directors, including leadership expertise in the commercial operations and sales and marketing of medical devices and pharmaceuticals. Mr. Levangie is a Principal and Managing Partner at Constitution Medical Investors, a private equity firm focused on the healthcare sector, partnered with Warburg Pincus LLC.
“Dan brings extensive leadership experience in the healthcare industry and we are extremely pleased to welcome him to the Insulet board,” said Duane DeSisto, CEO of Insulet Corporation. “His deep background in medical device sales and marketing, as well as his track record of driving companies to profitability, will be extremely valuable to Insulet as we prepare to launch the next-generation OmniPod insulin pump.”
Mr. Levangie formerly served as President and Chief Executive officer of Keystone Dental, Inc., a privately held oral healthcare company. Previously, he held various executive management and leadership roles at Cytyc Corp. for over 15 years, most recently as President of Cytyc Surgical, until the company was acquired by Hologic, Inc. Prior to Cytyc, Mr. Levangie spent 17 years at Abbott Laboratories, where he held various sales and marketing management positions. Mr. Levangie currently serves as Chairman of the Board of Directors at Keystone Dental and as Director at Dune Medical Devices, Inc., Liposcience, Inc. and Exact Sciences, Corp. Mr. Levangie received his bachelor’s degree in Pharmacy from Northeastern University.
About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.
Contact:
Stephanie Marks for Insulet Corporation
smarks@lazarpartners.com
212-843-0211